Exhibit 5.1

July 20, 2022

Sotherly Hotels Inc.

306 South Henry Street, Suite 100

Williamsburg, VA 23185

RE: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Sotherly Hotels Inc., a Maryland corporation (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-8, as may be amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance of up to 2,000,000 shares (the “Shares”) of Common Stock, $.01 par value per share, of the Company (the “Common Stock”), to be issued pursuant to the grant or exercise of awards under the Company’s 2022 Long-Term Incentive Plan (the “Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

We have reviewed the Registration Statement, the Plan and the resolutions adopted by the Board of Directors of the Company relating to the Plan and the issuance of the Shares, certified as of the date hereof by an officer of the Company (the “Resolutions”). We have examined the originals, or photostatic or certified copies, of such records of the Company, of certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized, and when issued in accordance with the terms of the Plan and the Resolutions, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the laws of the State of Maryland as in effect on the date hereof. We undertake no obligation to advise you as a result of developments occurring after the date hereof as a result of facts or circumstances brought to our attention after the date hereof.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ Baker & McKenzie LLP